Exhibit 1.1

REDWOOD TRUST, INC.

Amendment No. 1 to the Distribution Agreement

May 9, 2019

Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor
New York, New York 10152

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Ladies and Gentlemen:

Reference is made to the Distribution Agreement, dated November 14, 2018 (the “Agreement”), among Redwood Trust, Inc., a Maryland corporation (the “Company”), and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and JMP Securities LLC, as an agent and/or principal under any Terms Agreement (each, an “Agent” or collectively, the “Agents”), with respect to the issuance and sale from time to time by the Company of shares of Common Stock, par value, $0.01 per share of the Company having an aggregate Gross Sales Price of up to $150,000,000 on the terms set forth in the Agreement.

In connection with the foregoing, the Company and the Agents wish to amend the Agreement through this Amendment No. 1 to the Agreement (this “Amendment”) to make certain changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2. Amendment of the Agreement. The following section shall be included as new Section 21 of the Agreement:

21. Recognition of the U.S. Special Resolution Regimes.

(a) The following definitions shall be applied to the terms used in Section 21(b) and Section 21(c) below.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

(b) In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(c) In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

SECTION 3. Governing Law. This Amendment and any claim, counterclaim, controversy or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4. Counterparts. This Amendment may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

SECTION 5. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Amendment.

If the foregoing correctly sets forth the understanding between the Company and each of the Agents, please so indicate in the space provided below for that purpose, whereupon this Amendment and your acceptance shall constitute a binding agreement among the Company and each of the Agents.

Very truly yours,

REDWOOD TRUST, INC.

By:	/s/ Andrew P. Stone
Name: Andrew P. Stone
Title: General Counsel and Secretary

[Signature Page to Amendment No. 1 to the Distribution Agreement]

Accepted and agreed as of the

date first above written:

Wells Fargo SECURITIES, LLC

By:	/s/ Michael Sartorius
Name: Michael Sartorius
Title: Vice President

J.P. Morgan securities llc

By:	/s/ Stephanie Little
Name: Stephanie Little
Title: Executive Director

credit suisse securities (USA) llc

By:	/s/ Renos Savvides
Name: Renos Savvides
Title: Director

goldman sachs & co. llc

By:	/s/ Daniel Young
Name: Daniel Young
Title: Managing Director

jmp securities llc

By:	/s/ Thomas Kilian
Name: Thomas Kilian
Title: Chief Operating Officer

[Signature Page to Amendment No. 1 to the Distribution Agreement]